Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

NATURAL GAS SERVICE AGREEMENT
This Natural Gas Service Agreement ("Agreement") is entered into as of the 10th day of August, 2018, and is between CenterPoint Energy Resources Corp., d.b.a. CenterPoint Energy Minnesota Gas, a Delaware corporation ("CenterPoint") and Highwater Ethanol, LLC, a Minnesota limited liability company ("Customer").
RECITALS
WHEREAS, Customer is a large industrial natural gas user who has shown that it can reasonably acquire alternatives to using natural gas from CenterPoint' distribution system and obtain energy supplies from other suppliers to its facility at 24500 US Hwy 14, Lamberton, Minnesota, 56152 ("Customer Facility"). As a result, this Agreement will be applied to all natural gas service provided at the Customer Facility through CenterPoint's meter (the "Delivery Point") number M20090288001 for current account number 7826151.
WHEREAS, CenterPoint acknowledges Customer's competitive alternatives at Customer's Facility and agrees to deliver Customer Facility's full natural gas requirements pursuant to the terms of this Agreement for discounted delivery service ("Transportation Service") under the applicable Large Volume Firm Transportation Service Tariff, the Large Commercial/Industrial Credit Policy Rider, the Daily Balancing Service Rider Tariff, the Market Rate Service Rider Tariff, or any applicable superseding Tariff, as filed with the Minnesota Public Utilities Commission all hereinafter collectively referred to as ("Tariff(s)" or (Applicable Tariff(s)").
NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements hereinafter provided, Customer and CenterPoint do hereby agree, as follows:
1.Distribution System. During the term of this Agreement, CenterPoint will operate and maintain its pipeline to deliver natural gas from the HIGHWATER ETHANOL #1 town border station ("TBS") to the Delivery Point as currently configured ("Distribution System") serving the Customer Facility. The Distribution System is expected to be capable of delivering at least 630 thousand cubic feet per hour ("MCFH") of natural gas at 60 pounds per square inch gauge ("PSIG") regulated delivery pressure, provided Northern Natural Gas Company supplies 630 MCFH and 175 PSIG delivery pressure or greater to the TBS. The TBS is currently limited to providing 315 MCFH capacity at 125 PSIG. Any request by Customer to increase the natural gas volume or pressure delivered by CenterPoint, which would require CenterPoint and/or Northern Natural Gas Company to construct new facilities or modify its existing Distribution System to serve the increased natural gas volume or pressure, shall be subject to future negotiations.
2.Purchase of Delivery Service and Net Monthly Rate.
(a)Beginning November 1, 2019 and through the term of this Agreement, Customer agrees that all of its natural gas requirements at the Customer Facility will be delivered through CenterPoint's Distribution System. Such natural gas will be supplied by Customer at HIGHWATER ETHANOL #1 town border station ("TBS") for delivery by CenterPoint under applicable Transportation Service Tariffs.
(b)Beginning November 1, 2019 through October 31, 2020, and for each subsequent 12 month period thereafter ("Contract Year") through the term of this Agreement, for all natural gas volumes delivered through CenterPoint's Distribution System to the Customer Facility, Customer agrees to pay Commodity and Demand Delivery Charges as follows:
(i)     Customer will pay Commodity Delivery Charges of *** per Dekatherm ("Dth") plus Trackers, as defined in Section 2(c) below for Transportation Service on all natural gas volumes delivered during a Contract Year. Currently, there are no Trackers applicable to Customer for service under this Contract;
(ii)     Customer will pay monthly Demand Delivery Charges of *** on a firm demand volume equal to 5,000 Dth/day;

*** Confidential material redacted and filed separately with the Commission

Delivery Charges are for delivery of natural gas through CenterPoint's Distribution System from the TBS to the Customer Facility only. CenterPoint shall not be responsible for costs of gas, interstate pipeline transmission costs, taxes, franchise fees or other charges that may be imposed by others. Customer shall also pay the monthly basic charge as set forth in the then Applicable Tariff(s) which is currently $900.00.
(c)    The Minnesota Public Utilities Commission ("MPUC"), under MPUC Order, allows specific cost recovery mechanisms in order to better match expenses and rate recovery. Under these mechanisms ("Trackers"), the MPUC allows specific actual costs for utilities (e.g., Conservation Improvement Program expenses) to be deferred and sets an annual value for those costs to be recovered in rates. The actual costs and the value recovered in rates are matched, or "tracked", in specific balance sheet accounts. Any mismatch of actual costs and rate recovery is trued-up at a later date. The Trackers shall equal the amount allowed to be recovered in rates during any given month. Currently, there are no Trackers applicable to Customer for service under this Contract.
(d)     Delivery Charges shall not be less than the Minimum nor greater than the Maximum Delivery Charge in CenterPoint's Market Rate Service Rider Tariff, or its superseding Tariff.
(e)    Beginning November 1, 2019, Customer agrees to purchase the equivalent annual minimum volumes ("Minimum Volume Requirement") of 1,400,000 Dth during each Contract Year from CenterPoint. If the Minimum Volume Requirement applicable a Contract Year is not met for any reason, CenterPoint may immediately invoice Customer for an amount equal to the difference between the Minimum Volume Requirement of 1,400,000 Dth and the volume of natural gas actually taken by Customer at the Delivery Point during said Contract Year multiplied ***. Such payment shall not be used as a credit for gas consumed in subsequent years.
3.    Term. This Agreement shall become effective for a primary term beginning November 1, 2019 and ending October 31, 2029, and will renew for additional 5 year terms thereafter unless terminated by either party with a minimum of twelve (12) months written notice to the other party prior to the end of the primary term or any succeeding term. If Customer cannot renew or replace their Northern Natural Gas firm transportation contract past October 31, 2024, Customer may terminate this contract by providing CenterPoint notice at least 60 days prior to that date.
4.    Governing Law and Severability. This Agreement shall be governed by and construed according to the laws of the State of Minnesota excluding, however, any conflict of laws rule that would apply the law of another jurisdiction. If any provision in this Agreement is determined to be invalid, void or unenforceable by any court having jurisdiction, such determination shall not invalidate, void, or make unenforceable any other provision of this Agreement.
5.    Further Assurances. The parties will execute and deliver any and all other instruments or documents and take such other and further action as may be reasonably necessary or appropriate in order to give effect to the terms and provisions of this Agreement.
6.    Compliance with Law and Regulations. This Agreement shall be subject to all valid and applicable laws and to the applicable valid rules, regulations or orders of any regulatory agency or governmental authority having jurisdiction over the parties or this Agreement. The parties shall be entitled to regard all applicable laws, rules and regulations (federal, state or local) as valid and may act in accordance therewith until such time as the same may be declared invalid by a final, non-appealable judgment of a court of competent jurisdiction. The parties shall at all times observe and comply with any and all applicable laws, rules and regulations (federal, state or local) in the performance of their obligations under this Agreement. CenterPoint may, at its discretion, terminate this Agreement by providing six (6) months written notice to Customer under any of the following conditions: 1) if current regulatory treatment is modified to limit recovery of revenue deficiencies attributable to flexible tariffs; or 2) if subsequent regulatory action requires CenterPoint to collect, or imputes for ratemaking purposes, a rate higher than provided under this Agreement. The terms and conditions of this Agreement will remain in effect during the six (6) month notice period.
7.    Events of Default by Customer. The occurrence of any of the following shall constitute an "Event of Default" by Customer:
(a)    Any representation or warranty furnished by Customer in this Agreement is false or misleading in any material respect when made;
(b)    Any payment required is not paid when due, however, any payment default, when paid in full, plus late fees, within CenterPoint's 30 days written notice of default shall be considered cured;
(c)    Customer fails to perform any of its required duties or obligations contemplated by this Agreement and no specific remedy is articulated; or

*** Confidential material redacted and filed separately with the Commission

(d)    An order for relief shall be entered in any Federal bankruptcy proceeding in which Customer is the debtor; bankruptcy, receivership, insolvency, reorganization, relief, dissolution, liquidation or similar proceedings shall be instituted by or against Customer or all or any part of its property under the Federal Bankruptcy Code or any other law of the United States or any state of competent jurisdiction, or Customer makes an assignment for the benefit of creditors.
8.    Events of Default by CenterPoint. The occurrence of any of the following shall constitute an "Event of Default" by CenterPoint:
(a)    Any representation or warranty furnished by CenterPoint in this Agreement is false or misleading in any material respect when made;
(b)    CenterPoint fails to perform any of its required duties or obligations contemplated by this Agreement and no specific remedy is articulated; or
(c)    An order for relief shall be entered in any Federal bankruptcy proceeding in which CenterPoint is the debtor; bankruptcy, receivership, insolvency, reorganization, relief, dissolution, liquidation or similar proceedings shall be instituted by or against CenterPoint or all or any part of its property under the Federal Bankruptcy Code or any other law of the United States or any state of competent jurisdiction, or CenterPoint makes an assignment for the benefit of creditors.
9.    Remedies of CenterPoint. In case of an Event of Default by Customer not cured after 30 days written notice, CenterPoint shall have the right to:
(a)    Suspend operation until Customer shall cure such default;
(b)    Exercise all remedies available at law or at equity or other appropriate proceedings including bringing an action or actions from time to time for recover), of amounts due and unpaid by Customer, and/or for damages which shall include all costs and expenses reasonably incurred in the exercise of any remedy (including reasonable attorneys' fees), and/or specific performance; and
(c)    Terminate this Agreement.
No waiver of any default shall be construed as a waiver of any subsequent default and the failure to exercise any right or remedy hereunder shall not waive the right to exercise such right or remedy thereafter.
10.    Remedies of Customer. In case of an Event of Default by CenterPoint, which has not been cured after 30 days written notice, Customer shall have the right to:
(a)    Terminate this Agreement; and
(b)    Exercise all remedies available at law or at equity or other appropriate proceedings including bringing an action or actions from time to time for recovery of amounts due and unpaid by CenterPoint, and/or for damages which shall include all costs and expenses reasonably incurred in the exercise of any remedy (including reasonable attorneys' fees), and/or specific performance.
No waiver of any default shall be construed as a waiver of any subsequent default and the failure to exercise any right or remedy hereunder shall not waive the right to exercise such right or remedy thereafter.
11.    Force Majeure. Neither party will be liable for its failure to perform under this Agreement if such failure arises out of causes beyond the control and without the fault or negligence of such party. Such causes may include, but are not limited to, the following: (i) physical events such as acts of God, landslides, lightning, earthquakes, fires, storms or storm warnings, such as hurricanes, which result in evacuation of the affected area, floods, washouts, explosions, breakage or accident or necessity of repairs to machinery or equipment or lines of pipe; (ii) weather related events affecting an entire geographic region, such as low temperatures which cause freezing or failure of wells or lines of pipe; (iii) interruption and/or curtailment of Firm transportation and/or storage by Transporters; (iv) acts of others such as strikes, lockouts or other industrial disturbances, riots, sabotage, insurrections or wars; and (v) governmental actions such as necessity for compliance with any court order, law, statute, ordinance, regulation, or policy having the effect of law promulgated by a governmental authority having jurisdiction. The party whose performance is prevented by Force Majeure must provide immediate notice to the other party. Initial notice may be given orally; however, detailed written notification of the event or occurrence is required within ten (10) days. The party claiming a Force Majeure delay must use its best efforts to limit the delay's duration and adverse effects and to promptly resume performance.
12.    Waiver of Liability. Customer will indemnify, defend and hold CenterPoint harmless from all claims for damages, including any special, incidental, or consequential damages, resulting from Customer's use of natural gas service or any interruption of natural gas service.

13.    Notices. Any notice given by a party hereto upon another party hereto in connection with this Agreement must be in writing and shall be sent to such other party at its delivery address for notice set for below (i) by regular U.S. mail, private delivery service or recognized overnight courier, or (ii) by facsimile or email transmission.

Delivery address
for notice to Customer:        Highwater Ethanol, LLC
Attention: Brian Kletscher
24500 US Highway 14
Lamberton, MN 56152
Telephone No: (507) 752-6160
Email: brian.kletscher@highwaterethanol.com

Delivery address
for notice to CenterPoint:    CenterPoint Energy Resources Corp.
Attention: Contract Administration
P.O. Box 2628
Houston, TX 77252
Telephone No.: 713-207-2911
FAX No.: 713-207-0854
Email: cerccontracts@centerpointenergy.com

with a copy to:

CenterPoint Energy Resources Corp.
Attention: Philip Reeves, Energy Sales & Transportation Services Director
1111 Louisiana - 21st Floor
                Houston, TX 77252-2628
Telephone No.: 713-207-5655
FAX No.: 713-207-0854
Email: philip.reeves@centerpointenergy.com

Any party hereto may designate a different delivery address for notice to such party by (i) giving notice thereof to the other party hereto; or (ii) designating a different delivery address associated with a specific Subject Property on the respective Facility Request Confirmation.
14.    Assignment and Succession. This Agreement will not be assignable, in whole or in part, by either party without the prior written consent of the other party. Such written approval shall not be unreasonably withheld. Notwithstanding the foregoing, Customer may, without CenterPoint's consent, assign its rights and obligations under this Agreement to any Company affiliate or corporation or other person or business entity to which Company may sell or transfer all or substantially all of its assets, provided such acquiring entity expressly agrees to fully assume all responsibilities, liabilities and obligations of Customer to CenterPoint under this Agreement. In addition, CenterPoint may, without Customer's consent, assign its rights and obligations under this Agreement to any affiliate or corporation or other person or business entity to which CenterPoint may sell or transfer all or substantially all of its assets, provided such acquiring entity expressly agrees to fully assume all responsibilities, liabilities and obligations of CenterPoint to Customer under this Agreement. CenterPoint may also assign or pledge the accounts receivable from Customer under this Agreement to its lender(s) and such lender(s) shall not become obligated hereunder as a result of such assignment or pledge. The parties agree that this contract will bind the successor of either party.
15.    Representations and Warranties. Each party warrants and represents to the other that:
(a)It has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder;

(b)Its execution, delivery, and performance of this Agreement have been duly authorized by, or are in accordance with, its organizational instruments; this Agreement has been duly executed and delivered for the respective party by the signatories so authorized; and this Agreement constitutes its legal, valid and binding obligation;
(c)Its execution, delivery, and performance of this Agreement will not result in a breach or violation of, or constitute a default under, any agreement, lease or instrument to which it is a party or by which it or its properties may be bound or affected; and
(d)It has not received any notice, nor to the best of its knowledge is there pending or threatened notice, of any violation of any applicable laws, ordinances, regulations, rules, decrees, awards, permits or orders which may have a material effect on its ability to perform hereunder.
16.    Confidentiality. Except as required by law or regulatory requirement, Customer, its agents or assigns, and CenterPoint shall keep the terms of this Agreement confidential and shall not disclose them to anyone, including other affiliated companies or entities, without the written consent of the other party. To the extent disclosure is required by law or regulatory requirement, Customer and CenterPoint agree to limit disclosure to the extent permissible and to attempt to maintain the confidentiality of this Agreement as to other parties.
17.    Entire Agreement, Amendment and Interpretation. This Agreement, including the Applicable Tariff(s), represents the entire agreement by and between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof. This Agreement may not be amended except by written agreement duly executed by the parties hereto. This Agreement shall not be construed as creating any third party beneficiaries hereof. The descriptive headings of the Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. All references in this Agreement to Sections, subsections and other subdivisions refer to the corresponding Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. No waiver of any provision, breach or remedy under this Agreement shall be deemed to be or otherwise constitute a waiver of any other provision, breach or remedy under this Agreement (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in writing. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument. A facsimile counterpart of this Agreement shall be sufficient to bind a party hereto to the same extent as an original.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first written above.

CENTERPOINT ENERGY RESOURCES CORP.

By:    /s/ Brad A. Tutunjian
(signature)

Brad A. Tutunjian
Vice President - Regional Operations

HIGHWATER ETHANOL, LLC

By:    /s/ Brian Kletscher
(signature)

Brian Kletscher, CEO
President

SIGNATURE PAGE TO NATURAL GAS SERVICE AGREEMENT BY AND BETWEEN
CENTERPOINT ENERGY RESOURCES CORP. AND HIGHWATER ETHANOL, LLC